EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 2000 (except Notes A, G, H and F[3], as to which the dates are March 28, 2000, August 16, 2000, August 30, 2000 and November 22, 2000 respectively) in Amendment No. 1 to the Registration Statement (Form SB-2) and related Prospectus of CareerEngine Network, Inc. for the registration of 2,500 of its units consisting of convertible debentures and warrants.

Richard A. Eisner & Company, LLP

New York, New York
January 2, 2001